Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Northern Trust Corporation:

We consent to the use of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Northern Trust Corporation and subsidiaries (Northern Trust) as of December 31, 2007, and 2006, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of Northern Trust’s internal control over financial reporting as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report with respect to the consolidated financial statements refers to changes in the method of accounting for stock-based compensation and the method of accounting for defined benefit pension and other postretirement plans.

/s/ KPMG LLP

Chicago, Illinois
July 31, 2008